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                                                                 Exhibit 4.22.28


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           CALPINE GUARANTY AND PAYMENT AGREEMENT (SOUTH POINT SP-2)


                          Dated as of October 18, 2001


                                     among


                              CALPINE CORPORATION,


                                 as Guarantor,

                                      and

                    SOUTH POINT OL-2, LLC, as Owner Lessor,


                      SBR OP-2, LLC, as Owner Participant,


              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
      not in its individual capacity but solely as Indenture Trustee, and

              STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                             NATIONAL ASSOCIATION,
       not in its individual capacity but solely as Pass Through Trustee,

                                as Beneficiaries


                              SOUTH POINT PROJECT


===============================================================================
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           CALPINE GUARANTY AND PAYMENT AGREEMENT (SOUTH POINT SP-2)

          This CALPINE GUARANTY AND PAYMENT AGREEMENT (SOUTH POINT SP-2), dated as of October 18, 2001 (the "Guaranty"), is entered into by and among Calpine Corporation, a Delaware corporation, as guarantor (the "Guarantor"), SOUTH POINT OL-2, LLC, a Delaware limited liability company, as Owner Lessor, SBR OP-2, LLC, a Delaware limited liability company, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Indenture Trustee and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Pass Through Trustee, and is issued by the Guarantor in favor of the Beneficiaries (as defined in Section 4 below).

                                  WITNESSETH:

          WHEREAS, South Point Energy Center, LLC (the "South Point Lessee") is an indirect wholly-owned subsidiary of the Guarantor;

          WHEREAS, the South Point Lessee is a party to the Participation Agreement (SP-2) dated as of October 18, 2001 (the "Participation Agreement"), among the South Point Lessee, Wells Fargo Bank Northwest, National Association, not in its individual capacity except as expressly provided in the Participation Agreement, but solely as Lessor Manager, South Point OL-2, LLC, as Owner Lessor, the Guarantor, SBR OP-2, LLC, as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly provided in the Participation Agreement, but solely as Indenture Trustee, and State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly provided in the Participation Agreement, but solely as Pass Through Trustee;

          WHEREAS, the South Point Lessee and the Owner Lessor are entering into the South Point (SP-2) Facility Lease, to be dated as of October 18, 2001 (as amended, modified or supplemented from time to time pursuant to Section
14.23 of the Participation Agreement, the "Facility Lease"), providing for the Owner Lessor's leasing an undivided interest of the South Point Facility to the South Point Lessee as contemplated therein;

          WHEREAS, the South Point Lessee and the Owner Lessor are entering into the South Point (SP-2) Facility Site Lease, to be dated as of October 18, 2001 (as amended, modified or supplemented from time to time pursuant to Section 14.23 of the Participation Agreement, the "Facility Site Lease"), providing for the Owner Lessor's leasing an undivided interest in the Facility Site to the South Point Lessee as contemplated therein;

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          WHEREAS, the Guarantor will obtain benefits as a result of the South
Point Lessee entering into the Facility Lease, the Facility Site Lease and the other transactions contemplated by the Participation Agreement; and

          WHEREAS, pursuant to Section 4.2 of the Participation Agreement, this Guaranty is required to be provided by the Guarantor.

          NOW, THEREFORE, in consideration of the foregoing premises, the Mutual agreements herein contained and other good and valuable consideration, The receipt and sufficiency of which are hereby acknowledged, the Guarantor Agrees as follows:

I.   DEFINITIONS

               a) Capitalized terms used in this Guaranty, including the recitals, and not otherwise defined herein shall have the respective meanings set forth on Appendix A to the Participation Agreement, provided that if a term that is defined in this Guaranty (the "Guaranty Definition") includes in such definition a term that is defined in Appendix A to the Participation Agreement (the "Appendix A Definition"), and the Appendix A Definition in turn includes in such definition a term that is defined both in this Guaranty and in Appendix A to the Participation Agreement (the "Embedded Definition"), then for purposes of the Appendix A Definition as it is used in the Guaranty Definition and for purposes of the Guaranty Definition, the Embedded Definition shall be used as defined in this Guaranty and not as defined in Appendix A to the Participation Agreement. Except as otherwise provided in the previous sentence, the Rules of Interpretation set forth in Appendix A to the Participation Agreement shall apply to the terms used in this Guaranty and specifically defined herein.

               b) As used in this Guaranty, the following terms shall have the respective meanings assigned thereto as follows:

               "2000 Calpine Indenture" shall mean that certain Indenture, dated as of August 10, 2000, relating to the issuance of a principal amount of $250,000,000 8-1/4% Senior Notes due 2005, issuance of a principal amount of $750,000,000 8-5/8% Senior Notes due 2010 and issuance of a principal amount of $2,000,000,000 8-1/2% Senior Notes due 2011 by and between Calpine and the Wilmington Trust Company, as trustee, as the same may be amended, modified or supplemented from time to time.

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               "GAAP" means generally accepted accounting principals in the
United States of America as in effect and, to the extent optional, adopted by the Guarantor, on the date of the Guaranty, consistently applied.

               "Indebtedness" of any Person means, without duplication, (i) the principal in respect of indebtedness of such Person for money borrowed and;
(ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) and (ii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation on any date of determination being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. The amount of Indebtedness of any Person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations at such date, the maximum liability determined by such Person's board of directors, in good faith, as, in light of the facts and circumstances existing at the time, reasonably likely to be Incurred upon the occurrence of the contingency giving rise to such obligation.

               "Lien" means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

               "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

               "Subsidiary" means, as applied to any Person, any corporation, partnership, trust, association or other business entity of which an aggregate of at least 50% of the outstanding Voting Shares or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

               "Voting Shares", with respect to any corporation, means the Capital Stock having the general voting power under ordinary circumstances to elect at least a majority of the board of directors (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

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II.  GUARANTEED AND PAYMENT OBLIGATIONS

     A.   (a)   The Guarantor hereby unconditionally and irrevocably
                    guarantees to the Beneficiaries (except that the obligations referred to in clauses (1), (2) and (5)(A) (relating to clause (1) and clause (2) amounts) of this
                    Section 2.1(a) are for the benefit only of the Owner Lessor and the Indenture Trustee (as assignee of the Owner Lessor), as their interests may appear), as primary obligor and not merely as a surety, the due, punctual and full payment (when and as the same may become due and payable), and, as applicable, performance by the South Point Lessee of all of the South Point Lessee's obligations under the Operative Documents to which it is a party and with respect to the South Point Ground Lease if the same shall not be performed when due pursuant to the Operative Documents, including, without limitation, but without duplication, (1) the South Point Lessee's obligation to make Periodic Rent, Supplemental Rent and other payments (in accordance with the terms of the Operative Documents) to the Owner Lessor, (2) the South Point Lessee's obligation to pay the Termination Value (and amounts computed by reference thereto) to the Owner Lessor and all other amounts owed under the Operative Documents and the South Point Ground Lease under and in accordance with the Facility Lease, (3) without duplication of the preceding clause (2), the South Point Lessee's obligation to pay the Equity Portion of Periodic Rent and the Equity Portion of Termination Value to the Owner Lessor, (4) the South Point Lessee's obligation to make indemnity payments when due in accordance with the terms of the Participation Agreement and the Tax Indemnity Agreement,
                    (5) the South Point Lessee's obligation, pursuant to
                    Section 3.3 of the Facility Lease, to pay as Supplemental Rent an amount equal to (A) interest at the applicable Overdue Rate on any amount under clauses (1),
                    (2), (3), (4) and 5(B) of this Section 2.1(a), not paid when due and (B) any Make-Whole Amount to the extent then due and payable by the Owner Lessor to the Certificateholders pursuant to the Participation Agreement, the Facility Lease or any other Operative Document to which the South Point Lessee is a party and
                    (6) the South Point Lessee's obligation to make any and all other payments, and perform all other covenants and agreements, when due under and in accordance with the terms of the Operative Documents.

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               b)   The Guarantor agrees that upon the occurrence and during
                    the continuance of a Lease Event of Default, it shall pay to the Indenture Trustee (as assignee of the Owner Lessor), upon written demand by the Indenture Trustee
                    (as assignee of the Owner Lessor) in accordance with the applicable Operative Documents, all amounts constituting the Termination Value and all accrued but unpaid
                    Periodic Rent then due and payable. Such payment obligation shall be effective without reference to or requirement for valuation of the Owner Lessor's Interest or any other security held by any Person for performance of the South Point Lessee's obligations under the Facility Lease or any other Operative Documents or the South Point Ground Lease. The Guarantor agrees that it shall make such payment notwithstanding the fact that the South Point Lessee may have a defense to the payment of any such amounts. The Guarantor's obligations in this
                    Section 2.1(b) are direct and primary obligations (and not obligations of a guarantor or surety) of the Guarantor to the Owner Lessor and the Indenture Trustee (as assignee of the Owner Lessor), which shall not be affected in any way by the provisions of Section 2.1(a) above or any payments under any other Operative
                    Documents of any amounts until the Owner Lessor and the Indenture Trustee (as assignee of the Owner Lessor) have received full payment of such amounts.

               c) The Guarantor acknowledges that notwithstanding the provisions of the second sentence of Section 8.13 hereof
                    (i) as and to the extent provided in Section 5.6 of the Collateral Trust Indenture upon the occurrence and during the continuation of a Lease Event of Default, the Indenture Trustee and the Owner Lessor may proceed against the Guarantor for the payment of the Termination Value (including without limitation all amounts the Guarantor is obligated to pay under Section 2.1(b) hereof under the circumstances specified therein).

               d) Notwithstanding anything herein or in the Collateral Trust Indenture to the contrary, in the event that an Indenture Event of Default that constitutes a Lease
                    Event of Default has occurred and is continuing and the Indenture Trustee (as assignee of the Owner Lessor) forecloses upon and sells, assigns or otherwise transfers, its interest in this Guaranty pursuant to the provisions of the Collateral Trust Indenture, the Guarantor shall remain obligated hereunder

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                    to pay to the Owner Lessor the amounts referred to in
                    Section 2.1(a)(3).

     B. In the case of any failure by the South Point Lessee to perform and observe any term, provision or condition referred to in Section 2.1(a) when due pursuant to the Operative Documents or the South Point Ground Lease, the Guarantor agrees to cause such performance or observance to be done, and in the case of any failure by the South Point Lessee to make such payment as and when the same shall become due and payable (by acceleration or otherwise), the Guarantor hereby agrees to make such payment (and, in addition, such further amounts, if any, as shall be sufficient to cover the costs and expenses of collection hereunder) as and when such payment is due and payable.

          All obligations and indebtedness set forth in Section 2.1 above, this
Section 2.2, and in Section 8.15 below are referred to in this Guaranty as the "Obligations."

     C. The obligations of the Guarantor contained herein are direct, independent, and primary obligations of the Guarantor and are absolute, present, unconditional and continuing obligations and are not conditioned in any way upon the institution of suit or the taking of any other action or any attempt to enforce performance of or compliance with the obligations, covenants or undertakings (including any payment obligations) of the South Point Lessee and shall constitute a guaranty of, and agreement with respect to, payment and performance and not a guaranty of collection, binding upon the Guarantor and its successors and assigns and shall remain in full force and effect and irrevocable without regard to the genuineness, validity, legality or enforceability of the Participation Agreement, the Facility Lease, the Tax Indemnity Agreement or any other agreement (including any other Operative Document and the South Point Ground Lease) or the lack of power or authority of the South Point Lessee to enter into any of the Participation Agreement, the Facility Lease, the Tax Indemnity Agreement or any other agreement (including any other Operative Document and the South Point Ground Lease) to which the South Point Lessee is a party, or any substitution, release or exchange of any other guaranty of, or agreement with respect to, or any other security for, any of the Obligations (including any settlement, compromise or other adjustment with respect to the Obligations) or any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor and shall not be subject to any right of set-off, recoupment or counterclaim and is in no way conditioned or contingent upon any attempt to collect from the South Point Lessee or any other entity or to perfect or enforce any security or upon any other condition or contingency or upon any other action, occurrence or circumstance whatsoever. Without limiting the generality of the

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          foregoing, the Guarantor shall have no right to terminate this
          Guaranty, or to be released, relieved or discharged from its obligations hereunder, other than upon full payment and satisfaction and performance of all of the Obligations (subject to Section 8.14 hereof), and such obligations shall be neither affected nor diminished for any other reason whatsoever, including (i) any amendment or supplement to or modification of any of the Participation Agreement, the Facility Lease, the Tax Indemnity Agreement or any other agreement (including any other Operative Document) to which the South Point Lessee is a party, any release, extension or renewal of the South Point Lessee's obligations under any of the Participation Agreement, the Facility Lease, the Tax Indemnity Agreement or any other agreement (including any other Operative Document) to which the South Point Lessee is a party or by which it is bound, including, without limitation, any actions taken by the Indenture Trustee pursuant to the Collateral Trust Indenture, or any subletting, assignment or transfer of the South Point Lessee's or any Beneficiary's interest in the Participation Agreement, the Facility Lease or any other Operative Document in accordance with the terms thereof, (ii) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the South Point Lessee, Owner Lessor, Owner Participant or any other Person, including, without limitation, termination of the Facility Lease and the operation of Section 502(b)(6) of the Bankruptcy Code in connection therewith, (iii) any furnishing or acceptance of additional security or any exchange, substitution, surrender or release of any security, (iv) any waiver, consent or other action or inaction or any exercise or nonexercise of any right, remedy or power with respect to the Obligations (including any settlement, compromise or other adjustment with respect to the Obligations) or any of the Participation Agreement, the Facility Lease, the Tax Indemnity Agreement or any other agreement (including any Operative Document) to which the South Point Lessee is a party,
          (v) without limiting Section 3.6(b) hereof, any merger or consolidation of the South Point Lessee or the Guarantor into or with any other Person, or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets or properties of the South Point Lessee or the Guarantor, or any change in the structure of the South Point Lessee or in the ownership of the South Point Lessee by the Guarantor, (vi) any default, misrepresentation, negligence, misconduct or other action or inaction of any kind by any Beneficiary, the Indenture Trustee or any other Person under or in connection with any Operative Document or any other agreement relating to this Guaranty, (vii) any action or inaction by any Beneficiary as contemplated in Section 5 of this Guaranty; (viii) any invalidity, irregularity or unenforceability of all or part of the Obligations or of any security therefor; (ix) any change in the manner, place, timing or schedule of payment or performance of, or in any other term of, all or any of the Obligations; (x) whether the Guarantor is related or unrelated to the South Point Lessee, (xi) the assignment by the Owner Lessor of its rights

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          and interests hereunder, under the Facility Lease or under any other Operative Document or the South Point Ground Lease in accordance with the Operative Documents and the South Point Ground Lease (or the genuineness, validity, legality or enforceability of the obligations of the Owner Lessor under the Collateral Trust Indenture) and (xii) any other circumstance whatsoever.

III. GUARANTOR'S REPRESENTATIONS, WARRANTIES AND
     COVENANTS

     A.   The Guarantor represents and warrants, as of the date hereof:

          1. The Guarantor is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power, authority and the legal right to execute, deliver and perform the terms of this Guaranty and each Operative Document to which it is a party (together, the "Calpine Documents").

          2. The execution, delivery and performance by the Guarantor of the Calpine Documents have been duly authorized by all necessary corporate action. The Calpine Documents constitute legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their respective terms, except as such enforcement may be affected by applicable bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity.

          3. The execution, delivery and performance of the Calpine Documents will not (a) contravene any provision of law, rule or regulation to which the Guarantor is subject or any judgment, decree or order applicable to the Guarantor, (b) conflict or be inconsistent with or result in any breach of any terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien or other encumbrance upon any of the property or assets of the Guarantor pursuant to the terms of any agreement or other instrument to which the Guarantor is a party or by which it or its property is bound or to which it or its property may be subject, in each case the violation of which would have a material adverse effect on the business, operations, prospects, properties or assets, or in the condition, financial or otherwise, of the Guarantor, or (c) violate or contravene any provision of the articles of incorporation or by-laws of the Guarantor.

          4. No pending or, to the knowledge of the Guarantor, threatened action, suit, investigation or proceedings against the Guarantor before any Governmental Entity exists which, if determined

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               adversely to the Guarantor, would materially adversely affect the business, operations, prospects, properties or assets, or in its condition, financial or otherwise, or the Guarantor's ability to perform its obligations under the Calpine Documents.

          5. No consent from, authorization or approval or other action by, and no notice to or filing with, any Person is required for the execution, delivery and performance by the Guarantor of the Calpine Documents except those which have been given and remain in full force and effect.

          6. The South Point Lessee is an indirect, wholly-owned subsidiary of the Guarantor.

          7. The Guarantor is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940.

          8. The Guarantor is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, either, separately or in the aggregate, would result in any material adverse change in any of its businesses, operations, prospects or assets, or in its condition, financial or otherwise, or its ability to perform its obligations under the Calpine Documents.

          9. The Guarantor is not a party to any agreement or instrument, or subject to any corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation, which materially adversely affects, or in the future may materially adversely affect, its business, operations, prospects, properties or assets, or conditions, financial or otherwise, or its ability to perform its obligations under the Calpine Documents.

          10. The audited financial statements of the Guarantor and its Consolidated Subsidiaries, as of December 31, 2000, reported on by Arthur Andersen LLP, copies of which have been delivered to the Indenture Trustee, the Pass Through Trustee, the Certificateholders and the Owner Participant, are true, complete and correct and fairly present the financial condition of the Guarantor and its Consolidated Subsidiaries as of the date thereof. The financial statements have been prepared in accordance with GAAP. The Guarantor and its Consolidated Subsidiaries do not have any material liabilities, direct or contingent, except (a) as are disclosed in such financial statements or (b) as arise under the Operative Documents or the South Point Ground Lease. There has

                                       9
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               been no material adverse change in the financial condition of the Guarantor and its Consolidated Subsidiaries since the date of the audited financial statements referred to above.

          11. All factual information relating to the Guarantor (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Guarantor in writing to the Owner Lessor, the Owner Participant, the Indenture Trustee, the Pass Through Trustee or the Certificateholders (including, without limitation, all such information contained herein, in the Participation Agreement and in any preliminary or final offering circular distributed in accordance with the terms of the Operative Documents) for purposes of or in connection with the Calpine Documents or any transaction contemplated therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information relating to the Guarantor (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided, that no representation or warranty is made with regard to (i) any projections or other forward-looking statements provided by or on behalf of the Guarantor, or (ii) the descriptions of the Operative Documents or the South Point Ground Lease or the tax consequences to beneficial owners of Certificates; provided, however, each of the Beneficiaries acknowledges and agrees that (i) Calpine has heretofore provided to the Appraiser, solely in order to assist the Appraiser in connection with the preparation of the appraisal to be delivered by the Appraiser to certain of the Transaction Parties at the Closing, certain (1) general market information, (2) information about the Arizona energy market and (3) information passed along from other Persons and (ii) that the South Point Lessee does not make any representation or warranty whatsoever with respect to the information described in clause (i) above except to the extent expressly set forth in Section 4(b) of the Tax Indemnity Agreement.

          12. The Guarantor is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as would not, in the aggregate, have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Guarantor, or the Guarantor's ability to perform its obligations under the Calpine Documents.

          13. The Guarantor has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing (other than any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books), except such non-filing or non-payment, as the case may be, as would not, in the aggregate, have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Guarantor. 14. No default has occurred under this Guaranty, which default would reasonably be expected to result in a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the Guarantor.

          14. No default has occurred under this Guaranty, which default would reasonably be expected to result in a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the Guarantor.

          15. In accordance with Section 8.12 hereof and Section 14.14 of the Participation Agreement, the Guarantor has validly submitted to the jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York.

      B. The Guarantor covenants and agrees that on and after the date hereof and until this Guaranty is terminated pursuant to the terms hereof the Guarantor shall:

               a) file with the Owner Participant and the Indenture Trustee, within 15 days after the filing with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Guarantor is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event the Guarantor is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall file with the Owner Participant, and for so long as the Certificates remain outstanding, the Indenture Trustee and the Pass Through Trustee, within 15 days after the Guarantor would have been required to file such documents with the SEC, copies of the annual reports and of the information, documents and other reports which the Guarantor would have been required to file with the SEC if the Guarantor had continued to be subject to such Sections 13 or 15(d). Delivery of such reports, information and documents to the Owner Participant, the Indenture
                    Trustee and the Pass Through Trustee is for informational purposes only and their receipt of the same shall not constitute

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
                    constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor's compliance with any of its covenants hereunder (as to which the Owner Participant, the Indenture Trustee and the Pass Through Trustee are entitled to rely exclusively on Officers' Certificates);

               b) furnish to the Beneficiaries, promptly upon the Guarantor obtaining Actual Knowledge of any action, suit or proceeding pending or threatened against the Guarantor before any court or before any governmental department, commission or agency or any arbitrator, which in the Guarantor's good faith opinion would reasonably be likely to result in a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Guarantor, a certificate of a senior officer specifying the nature of such action, suit or proceeding and the proposed response of the Guarantor thereto;

               c) furnish to the Beneficiaries, as soon as possible and in any event within three days after the Guarantor obtains Actual Knowledge of default by the Guarantor of any of its material obligations under this Guaranty, a statement of an authorized officer of the Guarantor setting forth details of such default and the action which the Guarantor has taken and proposes to take with respect thereto. Notwithstanding the foregoing provision in this clause (c), the Guarantor shall, within 120 days after the close of each fiscal year of the Guarantor in which Certificates are outstanding hereunder, file with the Owner Participant, and if the Certificates are outstanding during any part of such fiscal year, the Indenture Trustee and the Pass Through Trustee, an Officer's Certificate, provided that one Officer executing the same shall be the principal executive officer, the principal financial officer or the principal accounting officer of the Guarantor, covering the period from the date hereof to the end of the fiscal year in which this Guaranty was executed and delivered by the Guarantor, in the case of the first such certificate, and covering the preceding fiscal year in the case of each subsequent certificate, and stating whether or not, to the Actual Knowledge of each such executing Officer, the Guarantor has complied with and performed and fulfilled all covenants on its part contained in this Guaranty and is not in Default in the performance or observance of any of the terms or provisions contained in this Guaranty, and, if any such signer has obtained Actual Knowledge of any Default by the Guarantor in the performance, observance or fulfillment of any such covenant, terms or provision specifying each such Default and the nature thereof; and

               d) promptly furnish to the Owner Participant, the Owner Lessor, the Indenture Trustee or the Pass Through Trustee such other information as the Owner Lessor, Owner Participant, the Indenture Trustee and the Pass Through Trustee may from time to time reasonably request with respect to the Guarantor.

     So long as the Indenture Trustee is also serving as the Pass Through Trustee, delivery to the Indenture Trustee shall satisfy the Guarantor's obligation to furnish information to the Pass Through Trustee under this
Section 3.2.

     C. The Guarantor covenants and agrees that it will not transfer or assign or cause to be transferred or assigned the Ownership
          Interest in the South Point Lessee to any other Person, without the prior written consent of the Owner Lessor, the Owner Participant and, so long as the Lien of the Collateral Trust Indenture has not been terminated or discharged, the Indenture Trustee and the Pass Through Trustee (it being agreed and understood that a consolidation with or merger of the Guarantor into, or a sale by the Guarantor of all or substantially all of its assets to, another Person in accordance with Section 3.6 hereof shall not be deemed to be a transfer or assignment of the Ownership Interest in the South Point Lessee for the purposes of this Section), except as permitted in this Section 3.3 or in Section 8.4 hereof. Notwithstanding the foregoing, and subject to Section 8.4 below, so long as this Guaranty remains in full force and effect, the Guarantor may transfer a portion of the Ownership Interest in the South Point Lessee (provided that following such transfer the Guarantor shall continue to own at least a majority of the Ownership Interest in the South Point Lessee) without the consent of the Owner Lessor, the Owner Participant, the Indenture Trustee, the Pass Through Trustee or any other Transaction Party if the following conditions have been satisfied:

          1. the Owner Lessor, the Owner Participant and, so long as the Lien of the Collateral Trust Indenture shall not have been terminated or discharged, the Indenture Trustee and the Pass Through Trustee shall have received an Opinion of Counsel to the effect that all regulatory approvals required in connection with such transfer have been obtained;

          2. all the obligations of the South Point Lessee under the Operative Documents and the South Point Ground Lease shall remain in full force and effect, the Guarantor shall reaffirm in writing all of its obligations hereunder in a manner reasonably satisfactory to the

               Owner Participant, such obligations of the Guarantor shall remain in full force and effect;

          3. no Significant Lease Default or Lease Event of Default shall have occurred and be continuing at the time of or immediately following such transfer;

          4. the transfer shall not subject the South Point Lessee, the Owner Participant, the Owner Lessor, the Indenture Trustee, the
               Pass Through Trustee or any Certificateholder to regulation under PUHCA or state laws and regulations regarding the rate and financial or organizational regulation of electric utilities in the affected party's reasonable opinion, nor result in a Regulatory Event of Loss; and

          5. the South Point Lessee shall have paid, at no after-tax cost to such parties, all reasonable and documented out-of-pocket expenses (including reasonable attorneys' fees and expenses) of the Owner Lessor, the Owner Participant, the Indenture Trustee, the Lease Indenture Company and the Pass Through Trustee in connection with such assignment.

     D. Subject to Section 4, the Guarantor shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction unless (i) the Guarantor or such Restricted Subsidiary would be entitled to create a Lien on such property securing Indebtedness in an amount equal to the Attributable Debt with respect to such transaction without equally and ratably securing the Obligations pursuant to Section 3.5 or (ii) the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors) of such property or asset and the Guarantor or such Restricted Subsidiary shall apply or cause to be applied an amount in cash equal to the net proceeds of such sale to the retirement, within 180 days of the effective date of any such arrangement, of Indebtedness of the Guarantor or any Restricted Subsidiary; provided, however, that in addition to the transactions permitted pursuant to the foregoing clauses (i) and (ii), the Guarantor or any Restricted Subsidiary may enter into a Sale/Leaseback Transaction as long as the sum of (x) the Attributable Debt with respect to such Sale/Leaseback Transaction and all other Sale/Leaseback Transactions entered into pursuant to this proviso plus (y) the amount of outstanding Indebtedness secured by Liens Incurred pursuant to the final proviso to Section 3.5 does not exceed 15% of Consolidated Net Tangible Assets as determined based on the consolidated balance sheet of the Guarantor as of the end of the most recent fiscal quarter for which financial statements are available; and provided, further, that a Restricted Subsidiary may enter into a Sale/Leaseback Transaction with respect to property or assets owned by such Restricted Subsidiary, the proceeds of which are used to explore, drill, develop, construct, purchase, repair, improve or add to property or assets of any Restricted Subsidiary, or to repay (within 365 days of the commencement of full commercial operation of any such property) Indebtedness Incurred to explore, drill, develop, construct, purchase, repair, improve or add to property or assets of any Restricted Subsidiary.

     E. Subject to Section 4, the Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Lien on any of its properties or assets (including Capital Stock), whether owned at the date hereof or thereafter acquired, in each case to secure Indebtedness of the Guarantor or any Restricted Subsidiary, other than (a)(1) Liens incurred by the Guarantor or any Restricted Subsidiary securing Indebtedness Incurred by the Guarantor or such Restricted Subsidiary, as the case may be, to finance the exploration, drilling, development, construction or purchase of or by, or repairs, improvements or additions to, property or assets of the Guarantor or such Restricted Subsidiary, as the case may be, which Liens may include Liens on the Capital Stock of such Restricted Subsidiary or (2) Liens incurred by any Restricted Subsidiary that does not own, directly or indirectly, at the time of such original incurrence of such Lien under this clause
          (2) any operating properties or assets, securing Indebtedness Incurred to finance the exploration, drilling, development, construction or purchase of or by, or repairs, improvements or additions to, property or assets of any Restricted Subsidiary that does not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, which Liens may include Liens on the Capital Stock of one or more Restricted Subsidiaries that do not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, provided, however, that the Indebtedness secured by any such Lien may not be issued more than 365 days after the later of the exploration, drilling, development, completion of construction, purchase, repair, improvement, addition or commencement of full commercial operation of the property or assets being so financed; (b) Liens existing on the date hereof (other than Liens relating to Indebtedness or other obligations being repaid or Liens that are otherwise extinguished with the proceeds of the offering of the Certificates); (c) Liens on property, assets or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that any such Lien may not extend to any other property or assets owned by the Guarantor or any Restricted Subsidiary; (d) Liens on property or assets at the time the Guarantor or a Subsidiary acquires the property or asset, including any acquisition by means of a merger or consolidation with or into the Guarantor or a Subsidiary; provided, however, that such Liens are not incurred in connection with, or in contemplation of, such merger or consolidation; and provided, further, that the Lien may not extend to any other property or asset owned by the Guarantor or any Restricted Subsidiary; (e) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Guarantor or a Restricted Subsidiary or of the

          Guarantor owing to a Subsidiary; (f) Liens incurred on assets that are the subject of a Capitalized Lease Obligation to which the Guarantor or a Subsidiary is a party, which shall include, Liens on the stock or other ownership interest in one or more Restricted Subsidiaries leasing such assets; (g) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (a), (b), (c), (d) and
          (f), provided, however, that (x) such new Lien shall be limited to all or part of the same property or assets that secured the original Lien (plus repairs, improvements or additions to such property or assets and Liens on the stock or other ownership interest in one or more Restricted Subsidiaries beneficially owning such property or assets) and (y) the amount of the Indebtedness secured by such Lien at such time (or, if the amount that may be realized in respect of such Lien is limited, by contract or otherwise, such limited lesser amount) is not increased (other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of such Indebtedness);
          (h) Liens by which the Obligations are secured equally and ratably with other Indebtedness pursuant to this Section 3.5; in any such case without effectively providing that the Obligations shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Guarantor or a Restricted Subsidiary may Incur other Liens to secure outstanding Indebtedness as long as the sum of
          (x) the lesser of (A) the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso (or, if the amount that may be realized in respect of such Lien is limited, by contract or otherwise, such limited lesser amount) and (B) the fair value (as determined by the Board of Directors) of the property securing such item of Indebtedness, plus (y) the Attributable Debt with respect to all Sale/Leaseback Transactions entered into pursuant to the first proviso to Section 3.4 does not exceed 15% of Consolidated Net Tangible Assets as determined based on the Consolidated balance sheet of the Guarantor as of the end of the most recent fiscal quarter for which financial statements are available; and (i) Liens otherwise permitted under the 2000 Calpine Indenture.

     F. (a) The Guarantor covenants and agrees that it shall not consolidate or merge with or into any other Person, or sell, assign, convey, lease, transfer or otherwise dispose of, all or substantially all of its properties or assets to any Person or Persons in one or a series of transactions, unless immediately after giving effect to such transaction,

          1. no Significant Lease Default or Lease Event of Default shall have occurred and be continuing;

          2. either (A) the Guarantor shall be the continuing Person, or (B) the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or to which the properties and assets of the Guarantor are sold, assigned, conveyed, transferred, disposed of or leased as aforesaid shall be an entity organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall execute and deliver to the Owner Participant, the Owner Lessor and, so long as the Lien of the Collateral Trust Indenture shall not have been terminated or discharged, the Indenture Trustee and the Pass Through
               Trustee, a Guarantor Assignment and Assumption Agreement; and

          3. each of the Owner Participant, the Owner Lessor and, so long as the Lien of the Collateral Trust Indenture shall not have been terminated or discharged, the Indenture Trustee and the Pass Through Trustee shall have received an Officer's Certificate of the Guarantor, the surviving entity or the transferee, as the case may be, in form and substance reasonably satisfactory to each of such parties, stating that the proposed merger, consolidation, assignment, conveyance, transfer, disposition, lease or sale, and the Guarantor Assignment and Assumption Agreement complies with the terms of this Section 3(a) and, as to legal matters, an Opinion of Counsel; and

          4.   In addition to the conditions set forth in clauses (i) through
               (iii) above, the Guarantor, subject to Section 4, will not consummate any such consolidation, merger or sale of all or substantially all of its properties or assets unless the long-term unsecured debt of the resulting, surviving or succeeding entity shall have a credit rating assigned by the Rating Agencies that is not less than the lower of (x) the credit rating of the long-term unsecured debt of the Guarantor assigned by the Rating Agencies immediately prior to such transaction and (y) a credit rating of the long-term unsecured debt of the resulting, surviving or succeeding entity assigned by the Rating Agencies that is Investment Grade; provided however, the foregoing credit rating condition set forth in this paragraph may be waived by the Owner Participant in its sole discretion, and provided further, that if such credit rating condition is not otherwise satisfied, or waived by the Owner Participant, the Guarantor, the surviving entity or the transferee, as the case may be, may provide in the alternative, either (A) a letter of credit from a L/C Bank with at least either (1) an A rating from S&P or (2) an A2 rating from Moody's, in either case, covering the Equity Portion of Termination Value from time to time throughout the Lease Term, or (B) alternative or additional credit support arrangements which result in the satisfaction of the rating condition in either clause (x) or clause (y) above, provided that such arrangements contemplated in this sub-clause (B) are satisfactory to the Owner Participant and result in the satisfaction of such rating condition.

          (b) Upon the consummation of such transaction described in Section 3.6(a), the resulting, surviving or succeeding entity, if other than the Guarantor, shall succeed to, and be substituted for, and may exercise every right and power and shall perform every obligation of, the Guarantor under this Guaranty and each other Calpine Document, and from and after the effective date and time of the consummation of such transfer, the Guarantor shall be released from all obligations accruing hereunder other than those accruing prior to such effective date and time.

     G. The Guarantor shall, together with each payment it makes hereunder, provide a written notice to each Beneficiary or Beneficiaries which are the intended recipients of such payment of the amount payable to each such Beneficiary and the Operative Document(s) with respect to which such payment is being made.

IV.   BENEFICIARIES; TERMINATION OF CERTAIN COVENANTS

          The Owner Participant, the Owner Lessor, the Trust Company (but only to the extent indemnified under the Participation Agreement) and, so long as the Lien of the Collateral Trust Indenture has not been terminated or discharged, the Indenture Trustee and the Lease Indenture Company, and (but only to the extent expressly referred to herein, and with respect to Section 3.2(a) hereof and with respect to the obligations of the South Point Lessee under the Participation Agreement) the Pass Through Trustee (for the benefit of the Certificateholders) and the Pass Through Company, in each case, together with their respective permitted successors and assigns (and with respect to clause (ii) below, the other related Persons referred to therein), are each beneficiaries of this Guaranty (each a "Beneficiary" or, together, the "Beneficiaries"); provided that, notwithstanding the foregoing or any other provision of this Guaranty, (i) the Owner Participant shall be the sole and exclusive beneficiary of, and shall have the sole right to enforce, (A) clause
(iv) of Section 3.6(a) hereof, (B) clause (4) of Section 2.1(a) hereof to the extent relating to the South Point Lessee's indemnity obligation under the Tax Indemnity Agreement, (ii) to the extent that the South Point Lessee is obligated to indemnify a particular Beneficiary (or any Affiliate, agent director, officer, or employee thereof) in accordance with Section 9 of the Participation Agreement, then such Beneficiary (or such Affiliate, agent, director, officer or employee) shall be the sole and exclusive beneficiary of, and shall have the sole right to enforce, the Guarantor's guaranty of, and agreement with respect to, such indemnification obligation hereunder, (iii) the Owner Lessor and Indenture Trustee (as assignee of Owner Lessor) shall be the sole and exclusive beneficiaries of, and shall have the sole right to enforce, the fourth sentence of Section 2.1(b) hereof, and (iv) the Indenture Trustee, the Lease Indenture Company, the Pass Through Trustee and the Pass Through Company shall be the sole and exclusive beneficiaries of the provisions of
Section 3.4 and Section 3.5 hereof; provided however, with respect to this clause (iv), once the Certificates shall have been paid in full, the covenants set forth in Section 3.4 and Section 3.5 hereof shall, subject to the immediately following sentence, immediately and without any further action terminate and be of no further force or effect. Any amendment, waiver or modification of or supplement to Section 3.4 or Section 3.5 which is consented to by the Indenture Trustee shall be binding upon the Owner Lessor and the Owner Participant. Notwithstanding the foregoing or anything herein or in any of the Operative Documents to the contrary, if the Owner Lessor shall have issued additional Lease Debt at the request of the South Point Lessee in accordance with Section 11 of the Participation Agreement prior to, simultaneously with, or after payment in full of the Certificates and such new Lease Debt is outstanding on or after the date the Certificates are paid in full, the covenants set forth in Section 3.4 and Section 3.5 shall, to the extent required by the terms of such new Lease Debt, remain in effect or thereafter become effective if not then in effect, but shall be for the sole and exclusive benefit of, and enforceable solely by, the holder of such new Lease Debt. Upon repayment of such new Lease Debt, or compliance with the terms thereof, the covenants set forth in Section 3.4 and Section 3.5 shall immediately and without further action terminate and be of no further force and effect. Notwithstanding any of the preceding provisions, a breach of Sections
3.4 or 3.5 under this Guaranty at such time as such breach shall have become an "Event of Default" under Section 7.1 shall constitute a Lease Event of Default under the circumstances provided in, and to the extent set forth in, the Facility Lease.

V.   BENEFICIARIES' RIGHTS

          Each Beneficiary may at any time and from time to time without the consent of, or notice to the Guarantor, without incurring responsibility to the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

               a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew or alter, any of the Obligations due to it, any security therefor, or any liability incurred directly or indirectly in respect thereof, and, subject to clause
                    (d) below, the guaranty and agreement herein made shall apply to the Obligations due to it as so changed, extended, renewed or altered;

               b) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof due to it, and/or any offset thereagainst due to it;

               c) exercise or refrain from exercising any rights against the South Point Lessee or others or otherwise act or refrain from acting;

               d) settle or compromise any of the Obligations due to it, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the South Point Lessee to its creditors other than the Guarantor; provided that any settlement or compromise with respect to, or other reduction (by operation of law or negotiation) of, any of the Obligations (or amounts underlying such Obligations) due to it (whether occurring before or after the occurrence of a Lease Event of Default) shall not alter the amount of the original Obligations due to it guaranteed hereby and the Guarantor acknowledges and agrees that its obligations hereunder shall be for the full amount of the Obligations due to it without giving effect to any such settlement, compromise or other reduction;

               e) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the South Point Lessee to such Beneficiary regardless of what liabilities or liabilities of the South Point Lessee remain unpaid;

               f) consent to or waive any breach of, or any act, omission or default under, the Participation Agreement or the Facility Lease, or otherwise amend, modify or supplement the Participation Agreement or the Facility Lease or any of such other instruments or agreements; and/or

               g) act or fail to act in any manner referred to in this Guaranty which may deprive the Guarantor of its right to subrogation against the South Point Lessee to recover full indemnity for any payments made pursuant to this Guaranty.

Anything herein to the contrary notwithstanding, any exercise of rights or remedies by any Beneficiary hereunder or under any other Operative Document or the South Point Ground Lease, or the failure of any Beneficiary to exercise any rights or remedies hereunder in accordance with the provisions hereof or under any other Operative Document or the South Point Ground Lease, shall not in any way adversely affect the ability of any other Beneficiary to exercise its rights or remedies hereunder.

VI.  SURVIVAL OF GUARANTY AND PAYMENT AGREEMENT (SOUTH POINT (SP-2))

          Notwithstanding anything to the contrary herein, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any of the amounts paid to any of the Beneficiaries, in whole or in part, is required to be repaid upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of the

Guarantor or the South Point Lessee or any other Person, or as a result of the appointment of a custodian, interviewer, receiver, trustee, or other officer with similar powers with respect to the Guarantor or the South Point Lessee or any other Person or any substantial part of the property of the Guarantor or the South Point Lessee or such other Person, all as if such payments had not been made.

VII. DEFAULTS; REMEDIES; SUBROGATION

     A. Defaults. The following events shall constitute an "Event of Default" hereunder (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

               a) the Guarantor or the South Point Lessee under the Facility Lease shall fail to make any payment with respect to Periodic Rent or the Termination Value (including the Equity Portion of Termination Value and Debt Portion of Termination Value) when due and payable under such Facility Lease or this Guaranty within five (5) days after the same shall become due thereunder; or

               b) the Guarantor or the South Point Lessee shall fail to make any other amount payable under any Operative Document after the same shall become due thereunder and such failure shall have continued from a period of ten (10) Business Days after receipt by the South Point Lessee and the Guarantor of written notice of such failure by the South Point Lessee and/or the Guarantor, as applicable;

               c) The Guarantor shall fail to comply with its covenants set forth in Section 3.3 (transfer of South Point Lessee ownership), 3.6 (Guarantor merger) or 8.4 (assignment of Guaranty) of this Guaranty.

               d) the Guarantor shall fail to perform or observe any covenant, obligation or agreement to be performed or observed by it under any Calpine Document (other than any covenant, obligation or agreement referred to in clauses (a) or (b) of this Section 7.1) in any material respect, which shall continue unremedied for (1) with respect to the Guarantor's guaranty of, and agreement with respect to, any nonmonetary obligation, covenant or agreement of the South Point Lessee under any of the Operative Documents or the South Point Ground Lease, 30 days after receipt by the Guarantor of written notice thereof from the Owner Participant, the Owner Lessor, the Indenture Trustee or the

                    Pass Through Trustee; provided, however, if such condition cannot be remedied within such 30-day period, then the period within which to remedy such condition shall be extended up to an additional 180 days, so long as the Guarantor diligently pursues such remedy and such condition is reasonably capable of being remedied within such additional 180-day period, and (2) with respect to any other obligation, covenant or agreement hereunder, 30 days after receipt by the Guarantor of written notice thereof;

               e) there shall have occurred either (i) a default by the Guarantor or any Restricted Subsidiary under any instrument or instruments under which there is or may be secured or evidenced any Indebtedness of the Guarantor or any Restricted Subsidiary of the Guarantor (other than the Obligations) having an outstanding principal amount of $50,000,000 (or its foreign currency equivalent) or more individually or in the aggregate that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity, unless such declaration has been rescinded within 30 days or (ii) a default by the Guarantor or any Restricted Subsidiary in the payment when due of any portion of the principal under any such instrument or instruments, and such unpaid portion exceeds $50,000,000 (or its foreign currency equivalent) individually or in the aggregate and is not paid, or such default is not cured or waived, within any grace period applicable thereto, unless such Indebtedness is discharged within 30 days of the Guarantor or a Restricted Subsidiary becoming aware of such default;

               f) the Guarantor or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

              (i)   commences a voluntary case;

              (ii)  consents to the entry of an
                    order for relief against it in an involuntary case;

              (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property;

              (iv) makes a general assignment for the benefit of its creditors; or

              (v) admits in writing its inability to generally pay its debts as such debts become due;

          or takes any comparable action under any foreign laws relating to insolvency;

               g) an involuntary case or other proceeding shall be commenced against the Guarantor or any Significant Subsidiary seeking (i) liquidation, reorganization or other relief with respect to it or its debts under Title 11 of the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect, or (ii) the appointment of a trustee, receiver, liquidator, custodian or other similar official with respect to it or any substantial part of its property or (iii) the winding-up or liquidation of the Guarantor or such Significant Subsidiary; and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days;

               h) any representation or warranty made by the Guarantor herein shall prove to have been incorrect in any material respect when made or misleading in any material respect when made because of the omission to state a material fact and such incorrect or misleading representation is and continues to be material and unremedied for a period of 30 days after receipt by the Guarantor of written notice thereof; provided, however, that if such condition cannot be remedied within such 30-day period, then the period within which to remedy such condition shall be extended up to an additional 60 days, so long as the Guarantor diligently pursues such remedy and such condition is reasonably capable of being remedied within such additional 60-day period.

     The grace periods set forth in Section 7.1(a) and (b) above shall not affect in any way the right hereunder of any Beneficiary entitled to a payment of any amount payable to it, or performance of any obligation, by the South Point Lessee under any Operative Document to demand prompt payment thereof, or performance thereof, by the Guarantor immediately upon any failure of the South Point Lessee to pay or perform the same when it has become due (and, for the avoidance of doubt, without regard to the existence of any cure or grace period before such failure by the South Point Lessee becomes a Lease Event of Default); provided, however, notwithstanding the foregoing, no Lease Event of Default under Section 16(m) and no remedies under the Facility Lease may be exercised until a Calpine Guaranty Event of Default has occurred and is continuing.

     B. Remedies. Subject to the last paragraph of Section 7.1, each Beneficiary shall be entitled to (a) all rights and remedies to which it may be entitled hereunder or at law, in equity or by statute and may proceed by appropriate court action to enforce the terms hereof and to recover damages for the breach hereof. Each and every remedy of the

          Beneficiaries shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy now or hereafter existing at law or in equity. At the option of each Beneficiary and upon notice to the Guarantor, the Guarantor may be joined in any action or proceeding commenced by such Beneficiary against the South Point Lessee in respect of any Obligations and recovery may be had against the Guarantor in such action or proceeding or in any independent action or proceeding against the Guarantor, without any requirement such Beneficiary first assert, prosecute or exhaust any remedy or claim against the South Point Lessee. Notwithstanding any of the foregoing, if an Event of Default specified in clause (e) or
          (f) of Section 7.1 with respect to the Guarantor occurs, all monetary Obligations shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Owner Participant, the Owner Lessor, the Indenture Trustee or the Pass Through Trustee.

     C. Subrogation. The Guarantor will not exercise any rights that it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or thereunder or otherwise, until all of the Obligations and all other obligations of the South Point Lessee and the Guarantor owing to any of the Beneficiaries (or any other party) under the Operative Documents shall have been paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations and such other obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Beneficiary to whom such Obligation or other obligation is payable and shall forthwith be paid to such Beneficiary to be credited and applied to such Obligation or other obligation, whether matured or unmatured, in accordance with the terms of the Operative Document under which such Obligation or other obligation arose. If (i) the Guarantor shall make payment to any Beneficiary of all or any part of the Obligations or other obligations and (ii) all the Obligations and such other obligations shall be paid and performed in full, such Beneficiary will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse, subject to Section 6 hereof, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations and such other obligations resulting from such payment by the Guarantor.

     D.   Waiver of Demands, Notices, Etc.

               a) Without limiting the last sentence of Section 7.1, the Guarantor hereby unconditionally waives (i) notice of any of the matters referred to in the second sentence of
                    Section 2.3 hereof; (ii) all notices which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve any rights against the Guarantor hereunder, including, without limitation, any demand, proof or notice of non-payment of any Obligation; (iii) any right to the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of the Facility Lease (or under or in respect of any other agreement including any Operative Document); (iv) notice of acceptance of this Guaranty, demand, protest, presentment, notice of default and any requirement of diligence; (v) any requirement to exhaust any remedies or to mitigate any damages resulting from default by the South Point Lessee or any Person under the Facility Lease (or under any other agreement including any Operative Document); and
                    (vi) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or which might otherwise limit recourse against the Guarantor, other than satisfaction in full of the Obligations.

               b) This Guaranty is a continuing one and all of the Obligations shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Beneficiary in exercising any right, power or privilege hereunder and no course of dealing among the Guarantor, any Beneficiary or the South Point Lessee shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Beneficiary would otherwise have. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Beneficiary to any other or further action in any circumstances without notice or demand.

               c) If a claim is ever made upon any Beneficiary for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the Beneficiaries repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such Beneficiary or any of its property or (b) any settlement or compromise of any such claim effected by such Beneficiary with any such claimant (including the South Point Lessee), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon it, notwithstanding any revocation hereof or the cancellation of the Facility Lease or other instrument evidencing any liability of the South Point Lessee, and the Guarantor shall be and remain liable to the aforesaid Beneficiaries hereunder for the amount so repaid by or recovered from such Beneficiary to the same extent as if such amount had never originally been received by any such Beneficiary.

     E. Costs and Expenses. The Guarantor agrees to pay on an After-Tax Basis any and all reasonable costs and expenses (including reasonable legal fees) incurred by any Beneficiary in enforcing its rights under this Guaranty.

     F.   Survival of Remedies and Subrogation Rights. The provisions of this
          Section 7 shall survive the term of this Guaranty and the payment in full of the Obligations and the termination of the Operative Documents.

VIII.   MISCELLANEOUS

     A. Amendments and Waivers. No term, covenant, agreement or condition of this Guaranty may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by the Guarantor and consented to by the Beneficiaries.

     B. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, without limitation, by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to the Guarantor hereto at its address set forth below or at such other address as such party may from time to time designate by written notice:

     Calpine Corporation
     50 West San Fernando Street, 5th Floor
     San Jose, CA 95113

     Facsimile No.: (408) 975-4648
     Telephone No.: (408) 995-5115
     Attention: General Counsel

     C. Survival. Except as expressly set forth herein, the warranties and covenants made by the Guarantor shall not survive the expiration or termination of this Guaranty.

     D. Assignment and Assumption. (a) Except as provided in clause (b) below, this Guaranty may not be assigned by the Guarantor to, or assumed by, any successor to or assign of the Guarantor (it being understood and agreed that a consolidation with or merger of the Guarantor into, or the sale of all or substantially all of its assets to, another Person in accordance with Section 3.6 shall not be deemed such an assignment or assumption for the purposes hereof) without the prior written consent of the Beneficiaries, nor may the Guarantor transfer or assign a majority (or more) of the Ownership Interest in the South Point Lessee.

          (b) Notwithstanding any of the foregoing in this Section 8.4, the Guarantor may transfer a majority (or more) of its Ownership Interest in the South Point Lessee to a single third party, provided that the Guarantor assigns this Guaranty to such third party (whereupon the Guarantor shall be released from all obligations under this Guaranty in connection with such transfer) upon satisfaction of the following conditions:

          (i) unless the Owner Participant shall have consented to such assignment, such transferee, or a party which unconditionally guarantees such transferee's obligations under the Operative Documents assigned to such transferee (A) shall have significant experience owning or operating gas-fired electric generating facilities in the United Sates and (B) shall have a tangible net worth of at least $1 billion after giving effect to such transfer;

          (ii)   the requirements set forth in Section 3.3(i), (iii), (iv) and
     (v) of this Guaranty have been satisfied and, immediately after giving effect to such transfer, the transferee shall own at least a majority of the Ownership Interest of the South Point Lessee;

          (iii) such transfer occurs (i) subsequent to the tenth year of the Facility Lease Term of the South Point Lessee and (ii) when the aggregate principal amount of the Lessor Notes is less than $50 million;

          (iv) neither the transferee nor any Affiliate of the transferee shall be involved in any material litigation with the Owner Participant;

          (v) the Rating Agencies shall have confirmed that after giving effect to such transfer, the Certificates (if then outstanding) and the transferee (or a party which guarantees such transferee's obligations under the Operative Documents assigned to such transferee) shall be rated at least Investment Grade (and not be on negative credit watch) by the Rating Agencies;

          (vi) all the obligations of the South Point Lessee under the Operative Documents and the South Point Ground Lease shall remain in full force and effect, the transferee shall assume all the obligations of the Guarantor under the Operative Documents pursuant to the Guarantor Assignment and Assumption Agreement and such Operative Documents as so assumed shall remain in full force and effect, and any guaranty of such transferee's obligations pursuant to this Section 8.4 shall be in a form satisfactory to the Owner Participant (it being acknowledged and agreed that any such guaranty which shall be in form and substance substantially similar to this Guaranty shall be deemed to be satisfactory to the Owner Participant); and

          (vii) the Owner Participant, the Owner Lessor and, so long as the Lien on the Collateral Trust Indenture shall not have been terminated or discharged, the Indenture Trustee and the Pass Through Trustee shall have received an Opinion of Counsel as to the satisfaction of the conditions set forth in clause (vi) of this Section 8.4(b).

     E. Governing Law. This Guaranty shall be in all respects governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance (without giving effect to the conflicts of laws provisions, other than New York General Obligations Law Section 5-1401).

     F. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     G. Headings. The headings of the sections of this Guaranty are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

     H. Further Assurances. The Guarantor will promptly and duly execute and deliver such further documents as may be reasonably requested by the Owner Lessor, all as may be reasonably necessary to affirm the Guarantor's obligations under this Guaranty.

     I. Effectiveness of Guaranty. This Guaranty has been dated as of the date first above written for convenience only. This
          Guaranty shall be effective on the date of execution and delivery by the Guarantor.

     J. Acknowledgment by the Guarantor. The Guarantor acknowledges that an executed (or conformed) copy of the Participation
          Agreement, the Facility Lease, the other Operative Documents and the South Point Ground Lease have been made available to its principal executive officers and such officers are familiar with the contents thereof.

     K. Tolling. Any acknowledgement or new promise, whether by payment of principal or interest or otherwise and whether by the South Point Lessee or others (including the Guarantor), with respect to any of the Obligations shall, if the statute of limitations in favor of the Guarantor against any Beneficiary shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

     L.   Consent to Jurisdiction; Waiver of Trail by Jury; Process Agent.

               a) The Guarantor (i) hereby irrevocably submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the right of the Guarantor to remove to the United States District

                    Court for the Southern District of New York) and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Guaranty, the Facility Lease, the other Operative Documents, or the subject matter hereof or thereof or any of the transactions contemplated hereby or thereby brought by any of the Beneficiaries hereunder or their successors or assigns; (ii) hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court, or in such federal court; and (iii) to the extent permitted by Applicable Law, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Guaranty, the other Operative Documents, or the subject matter hereof or thereof may not be enforced in or by such court.

               b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY IRREVOCABLY WAIVES THE RIGHT TO DEMAND A TRIAL
                    BY JURY, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS GUARANTY, THE OTHER OPERATIVE DOCUMENTS, OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY BROUGHT BY ANY OF THE BENEFICIARIES HEREUNDER OR THEIR SUCCESSORS OR ASSIGNS.

               c) By the execution and delivery of this Guaranty, the Guarantor designates, appoints and empowers National Registered Agent, Inc., 440 9th Avenue, 5th Floor, New York, NY 10001 as its authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any such action, suit or proceeding in the State of New York for so long as any obligation of the Guarantor shall remain outstanding hereunder or under any of the other Operative Documents. The Guarantor shall grant an irrevocable power of attorney to National Registered Agent, Inc. in respect of such appointment and shall maintain such power of attorney in full force and effect for so long as any obligation of the Guarantor shall remain outstanding hereunder or under any of the Operative Documents.

     M. Agreement for Benefit of Parties Hereto. Nothing in this Guaranty, express or implied, is intended or shall be construed to confer upon, or to give to, any person other than the parties hereto and their respective successors and assigns, any right, remedy or claim under or by reason of this Guaranty or any covenant, condition or stipulation hereof; and the covenants, stipulations and agreements contained in this Guaranty are and shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns. The Guarantor acknowledges that certain of the rights of the Owner Lessor hereunder have been or shall be assigned to and may be enforced by the Indenture Trustee pursuant to the terms of the Collateral Trust Indenture (excluding, among other things, rights to Excepted Payments), the Guarantor hereby consents to such assignment and the Guarantor agrees to render performance of such assigned obligations directly to the Indenture Trustee (as assignee of the Owner Lessor). The Guarantor agrees to make all payments which have been so assigned owing to the Owner Lessor under this Guaranty directly to the account of the Indenture Trustee to be specified to the Guarantor in writing, or to such other account specified in writing from time to time by the Indenture Trustee.

     N. Termination of Guaranty. Upon the full payment and satisfaction of the Obligations and all of the Guarantor's obligations hereunder, this Guaranty shall terminate and shall be of no further effect. Nevertheless, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time, any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be returned by any Beneficiary upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the South Point Lessee or otherwise, all as though such payment had not been made.

     O. Additional Obligations. Upon the assumption by the South Point Lessee of the Lessor Notes in connection with a termination of the Facility Lease, as permitted therein, the obligation of the South Point Lessee to pay principal of, and Make-Whole Amount if any, and interest on the Lessor Notes, and amounts payable by it to the Indenture Trustee under the Collateral Trust Indenture, shall thereupon become Obligations for all purposes of this Guaranty, and the Guarantor shall therefor execute and deliver to the Indenture Trustee such further guaranties, instruments and documents as the Indenture Trustee may reasonably request in order to more fully effectuate the Guarantor's unconditional guaranty of such additional Obligations.

     P. Miscellaneous Provisions. The payment obligations of the Guarantor hereunder shall rank pari passu with all other senior unsecured indebtedness of the Guarantor for borrowed money.

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                                       33

          IN WITNESS WHEREOF, the parties have caused this Guaranty to be duly executed and delivered on the day and year first above written.

                                           CALPINE CORPORATION,
                                           as Guarantor


                                           By: _________________________________
                                               Name:
                                               Title:

                                           SOUTH POINT OL-2, LLC,
                                           a Delaware limited liability company


                                           By: _________________________________
                                               Name:
                                               Title:

                                           SBR OP-2, LLC,
                                           a Delaware limited liability company


                                           By: _________________________________
                                               Name:
                                               Title:

                                           STATE STREET BANK AND TRUST COMPANY,
                                           National Association, not in its
                                           individual capacity but solely as
                                           Indenture Trustee



                                           By: ____________________________
                                               Name:
                                               Title:

                                           STATE STREET BANK AND TRUST COMPANY,
                                           National Association, not in its
                                           individual capacity but solely as
                                           Pass Through Trustee



                                           By: ____________________________
                                               Name:
                                               Title: